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EXHIBIT (i)

                                  Ropes & Gray
                             One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000
                               Fax: (617) 951-7050



                                December 15, 2000



LMCG Funds
60 State Street, Suite 1300
Boston, MA 02109


Dear Sirs:

         In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of LMCG Small Cap Growth Fund, LMCG Mid Cap Growth Fund, LMCG Small Cap Tax-Sensitive Fund, LMCG Internet Fund, and LMCG Technology Fund (each a "Fund") of LMCG Funds (the "Trust"), we have examined such matters as we have deemed necessary, and we are of the opinion that:

         i. The Trust is an unincorporated voluntary association with transferable shares existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly known as a Massachusetts business trust).

         ii. The authorized capital of the Trust consists of an unlimited number of shares of beneficial interest of each Fund, no par value (the "Shares"); and

         iii. Assuming that the Trust or its agent receives consideration for such Shares in accordance with the provisions of its Agreement and Declaration of Trust, the Shares will be legally and validly issued, will be fully paid, and will be non-assessable by the Trust.

         We point out that under Massachusetts law, shareholders of a "Massachusetts business trust" could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust of the Trust disclaims shareholder liability for acts or obligations of the Trust on behalf of the Funds and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust. The Declaration of Trust provides for indemnification out of the property of the relevant Fund for all loss and expense of any shareholder of that Fund held personally liable for the obligations of the Trust solely by reason of his being or having been a shareholder of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of such shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We hereby consent to the use of this opinion as an exhibit to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File No. 333-44120) for the registration under the Securities Act of 1933 of an indefinite number of the Trust's Shares, and to the use of our name in the prospectus and statement of additional information contained therein, and any amendments thereto.

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         We express no opinion as to the laws of any jurisdiction other than
The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction, including The Commonwealth of Massachusetts.

                                   Very truly yours,

                                   /s/ Ropes & Gray

                                   Ropes & Gray